Exhibit 15.5

CONSENT OF WENCESLAUS KUTEKWATEKWA OF

VIRIMAI PROJECTS

I Wenceslaus Kutekwatekwa of Virimai Projects (“Virimai”), in connection with the filing of Tanzanian Gold Corporation’s (the Company’s) Annual Report on Form 20-F for the fiscal year ended August 31, 2021, consents to:

•	the use of the technical report titled "Updated Mineral Resource Estimate for the Buckreef Gold Mine Project, Tanzania, East Africa" (the "Technical Report"), with an effective date of May 15, 2020 by the public filing and/or incorporation by reference in the Company’s Annual Report on Form 20-F;

•	the incorporated by reference to the Company’s registration statements on Form F-3 ( SEC File Nos.: 333-250146; 333-248210; and 333-255526) and Form S-8 (SEC File No.: 333-234078) (collectively, “Registration Statements”) of the Technical Report;

•	the use of and references to Virimai and my name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statements and any such Technical Report; and

•	any extracts from or a summary of the Technical Report in the Annual Statement on Form 20-F incorporated by reference to the Registration Statements and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statements.

I am responsible for authoring, and this consent pertains to, all sections of the Technical Report excluding Sections 13 and 17.

Virimai Projects (Virimai)

/s/Wenceslaus Kutekwatekwa

Wenceslaus Kutekwatekwa

Dated: November 29, 2021